Exhibit 99.1

FOR IMMEDIATE RELEASE

Tuesday, March 8, 2016

CLAYTON WILLIAMS ENERGY ANNOUNCES $350 MILLION TERM LOAN

FROM FUNDS MANAGED BY ARES MANAGEMENT

Midland, Texas, March 8, 2016 (BUSINESS WIRE) - Clayton Williams Energy, Inc. (the “Company”) (NYSE:CWEI) announced today that it has entered into a credit agreement with certain funds managed by Ares Management, L.P. (NYSE: ARES) (the “Lenders”) providing for the Lenders to make secured term loans to the Company in the principal amount of $350 million.  The Company also has agreed to issue to the Lenders warrants to purchase 2.25 million shares of the Company’s common stock at a price of $22.00 per share with rights to appoint two members to the Company’s board of directors.  Proceeds from this transaction will be used to fully repay the Company’s outstanding indebtedness under its revolving credit facility and provide additional liquidity to fund the Company’s operations and future development.  Closing of this transaction is expected to occur on or before March 31, 2016.

Concurrently, the Company announced an amendment to its bank revolving credit facility to reduce lender commitments to $100 million and ease financial covenants, among other changes.  The amendment will be effective upon closing of the secured term loan transaction.

“Today’s announcement marks the successful conclusion of our Company’s review of strategic alternatives,” said Mel Riggs, President of Clayton Williams Energy. “This transaction provides the liquidity we need to support our continuing operations and preserve our large core acreage positions in the Delaware Basin and Eagle Ford for future development and value creation.  We are excited about building on this relationship with Ares Management.”

Further commentary on this transaction will occur during the Company’s Year End and Q4 2015 financial results conference call on March 10, 2016.  Details about the call can be obtained in the Investors section of the Company’s website at www.claytonwilliams.com.  Additional details regarding the new credit agreement and amendment to the Company’s bank revolving credit facility will also be included in a Current Report on Form 8-K to be filed by the Company.

Goldman Sachs served as sole arranger and bookrunner, and Stephens Inc. advised the Lenders.  Vinson & Elkins served as legal advisor to the Company, and Kirkland & Ellis LLP served as legal advisor to the Lenders.

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About Clayton Williams Energy, Inc.

Clayton Williams Energy, Inc. is an independent energy company located in Midland, Texas.

About Ares

Ares Management, L.P. is a publicly traded, leading global alternative asset manager with approximately $94 billion of assets under management as of December 31, 2015 and more than 15 offices in the United States, Europe and Asia. Since its inception in 1997, Ares has adhered to a disciplined investment philosophy that focuses on delivering strong risk-adjusted investment returns throughout market cycles. Ares believes each of its three distinct but complementary investment groups in Credit, Private Equity and Real Estate is a market leader based on assets under management and investment performance. Ares was built upon the fundamental principle that each group benefits from being part of the greater whole.  For more information, visit www.aresmgmt.com.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical or current facts, that address activities, events, outcomes and other matters that we plan, expect, intend, assume, believe, budget, predict, forecast, project, estimate or anticipate (and other similar expressions) will, should or may occur in the future are forward-looking statements.  These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.  The Company cautions that its future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures and other forward-looking statements are subject to all of the risks and uncertainties, many of which are beyond our control, incident to the exploration for and development, production and marketing of oil and gas.

These risks include, but are not limited to, the possibility of unsuccessful exploration and development drilling activities, our ability to replace and sustain production, commodity price volatility, domestic and worldwide economic conditions, the availability of capital on economic terms to fund our capital expenditures and acquisitions, our level of indebtedness, the impact of the current economic recession on our business operations, financial condition and ability to raise capital, declines in the value of our oil and gas properties resulting in a decrease in our borrowing base under our credit facility and impairments, the ability of financial counterparties to perform or fulfill their obligations under existing agreements, the uncertainty inherent in estimating proved oil and gas reserves and in projecting future rates of production and timing of development expenditures, drilling and other operating risks, lack of availability of goods and services, regulatory and environmental risks associated with drilling and production activities, the adverse effects of changes in applicable tax, environmental and other regulatory legislation, and other risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Patti Hollums	Michael L. Pollard
Director of Investor Relations	Chief Financial Officer
(432) 688-3419	(432) 688-3029
e-mail: cwei@claytonwilliams.com
website: www.claytonwilliams.com